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For Immediate Release                                               EXHIBIT 99.1

                          AMEDISYS ACQUIRES HOME HEALTH
                            AGENCY IN SOUTH CAROLINA

BATON ROUGE, Louisiana (June 19, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today announced that it has acquired HealthCalls Professional Home Health Services ("HealthCalls") of Charleston, South Carolina, effective June 11, 2001, for an undisclosed amount of cash.

HealthCalls was owned by East Cooper Regional Medical Center, a Tenet hospital located in Mt. Pleasant, South Carolina. The agency services patients in the counties of Charleston, Berkeley, and Dorchester, South Carolina. This acquisition represents Amedisys' initial entry into the State of South Carolina.

"We are very pleased to acquire this quality provider of home nursing services in South Carolina," commented William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. "Our entry into the South Carolina market is consistent with Amedisys' objective of expanding into contiguous states that can complement our existing operations. We have significant operations in Georgia and North Carolina and expect to expand our position in South Carolina in the future. Amedisys' goal is to be the premier provider of home nursing services throughout the Southern United States."

Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                                 or via e-mail

                              at info@rjfalkner.com